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Exhibit 8

SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Owned by us
Mexicana de Cobre, S.A. de C.V.	Mexico	95.74%
Mexicana de Cananea, S.A. de C.V.	Mexico	98.49%
Industrial Minera México, S.A. de C.V.	Mexico	100.0%
Servicios de Apoyo Administrativo, S.A. de C.V.	Mexico	100.0%
México Compania Inmobiliaria, S.A. de C.V.	Mexico	100.0%
Minerales y Minas Mexicanas, S.A. de C.V.	Mexico	100.0%
Minerales Metálicos del Norte, S.A. de C.V.	Mexico	100.0%
Mexicana del Arco, S.A. de C.V.	Mexico	100.0%
Minera México Internacional, Inc.	U.S.A.	100.0%

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SUBSIDIARIES